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                                                                     EXHIBIT 8.1

March ___, 1997


COROMED, Inc.
Rensselaer Technology Park
185 Jordan Road
Troy, NY  12180-8343


Re: Certain Federal Income Tax Consequences of the Triangular Merger of COROMED with Omnicare

Ladies and Gentlemen:

Pursuant to an agreement dated as of January 27, 1997 among COROMED, Inc. ("Company"), Omnicare, Inc. ("Omnicare"), and COROMED Acquisition Corporation ("Merger Sub") (the "Merger Agreement"), Merger Sub, a wholly-owned subsidiary of Omnicare, will merge with and into Company (the "Merger"). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Merger Agreement or the other documents referred to in the Merger Agreement

We have acted as legal counsel to Company in connection with the Merger and you have requested our opinion regarding certain federal income tax consequences of the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

  1. The Merger Agreement;

  2. Such other instruments and documents related to the formation, organization and operation of Company, Omnicare, and Merger Sub and to the consummation of the Merger as we have deemed necessary or appropriate.
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COROMED, Inc.
March ___, 1997
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In preparing our opinion, as set forth below, we have reviewed such other documents relating to the Merger and such federal income tax authority as we deemed relevant under the circumstances.

For purposes of this opinion, we have also assumed, with your permission and without independent investigation that (i) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents and (ii) the Merger will be effective under the laws of the State of Delaware.

Furthermore, as to certain facts (including those facts contained in the "FACTS" section of this opinion) material to our opinion that we did not independently establish or verify, we have relied upon the accuracy of statements and representations of officers of each of Company and Omnicare (the "Certifications") contained in officer's certificates, each bearing today's date, which certifications are set forth as follows:

  1. The "FACTS" section contained herein is true, correct, and complete in all respects.

  2. The fair market value of the Omnicare Common Stock and other consideration received by each Company shareholder will be approximately equal to the fair market value of the Company Common Stock surrendered in the exchange.

  3. To the best of the knowledge of the Company, there is no plan or intention by the shareholders of Company to sell, exchange, or otherwise dispose of a number of shares of Omnicare Common Stock received in the transaction that would reduce the Company shareholders' ownership of Omnicare Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of Company as of the same date. For purposes of this representation, shares of Company Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Omnicare Common Stock will be treated as outstanding Company Common Stock on the date of the transaction. Moreover, shares of Company Common Stock and shares of Omnicare Common Stock held by Company shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

  4. Following the transaction, Company will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets, and at least 90 percent of the fair market value of Merger Sub's net assets and at least 70 percent of the fair market value of Merger Sub's gross assets, held immediately prior to the transaction. For purposes of this representation, amounts paid by Company or Merger Sub to dissenters, amounts paid by Company or Merger Sub to shareholders who receive cash or other property, amounts used by Company or Merger Sub to pay reorganization expenses,


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COROMED, Inc.
March ___, 1997
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and all redemptions and distributions with respect to Company Common Stock
(except for regular, normal dividends) made by Company will be included as assets of Company or Merger Sub, respectively, immediately prior to the transaction.

  5. Prior to the transaction, Omnicare will be in control of Merger Sub within the meaning of Section 368(c) of the Internal Revenue Code.

  6. Company has no plan or intention to issue additional shares of its stock that would result in Omnicare losing control of Company within the meaning of section 368(c) of the Internal Revenue Code.

  7. Omnicare has no plan or intention to reacquire any of its stock issued in the transaction.

  8. Omnicare has no plan or intention to liquidate Company; to merge Company with or into another corporation; to sell or otherwise dispose of the stock of Company except for transfers of stock to a corporation controlled by Omnicare; or to cause Company to sell or otherwise dispose of its assets, except for dispositions made in the ordinary course of business or transfers to a corporation controlled by Company.

  9. Merger Sub will have no liabilities assumed by Company, and will not transfer to Company any assets subject to liabilities, in the transaction.

  10. Following the transaction, Company will continue its historic business or use a significant portion of its historic business assets in a business.

  11. Omnicare, Merger Sub, Company, and the shareholders of Company will pay their respective expenses, if any, incurred in connection with the transaction, except that Omnicare may pay or assume those expenses of Company that are solely and directly related to the Merger.

  12. There is no intercorporate indebtedness existing between Omnicare and Company or between Merger Sub and Company that was issued, acquired, or will be settled at a discount.

  13. In the transaction, shares of Company Common Stock representing control of Company, as defined in section 368(c) of the Internal Revenue Code, will be exchanged solely for voting stock of Omnicare. For purposes of this representation, shares of Company Common Stock exchanged for cash or other property originating with Omnicare will be treated as outstanding Company Common Stock on the date of the transaction.

  14. At the time of the transaction, Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Company that, if exercised or converted, would affect


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Omnicare's acquisition or retention of control of Company, as defined in
Section 368(c) of the Internal Revenue Code.

  15. Omnicare does not own, nor has it owned during the past five years, any shares of the stock of the Company.

  16. None of Company, Omnicare, or Merger Sub are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

  17. On the date of the transaction, the fair market value of the assets of Company will exceed the sum of its liabilities plus the amount of liabilities, if any, to which the assets are subject.

  18. Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code.

  19. The payment of cash in lieu of fractional shares of Omnicare Common Stock is solely for the purpose of avoiding the expense and inconvenience to Omnicare of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Company shareholders instead of issuing fractional shares of Omnicare Common Stock will not exceed one percent of the total consideration that will be issued in the transaction to the Company shareholders in exchange for their shares of Company Common Stock. The fractional share interests of each Company shareholder will be aggregated, and no Company shareholder will receive cash in an amount equal to or greater than the value of one full share of Omnicare Common Stock.

  20. None of the compensation received by any shareholder-employees of Company will be separate consideration for, or allocable to, any of their shares of Company Common Stock; none of the shares of Omnicare Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arms-length for similar services.

                                     FACTS

Company is a full service, international contract research organization that offers a broad range of clinical drug development and drug research services. Omnicare is an independent provider of professional pharmaceutical and related consulting services for long-term care facilities, such as nursing homes, retirement centers, and other institutional health care facilities.

Pursuant to the Merger Agreement among Company, Omnicare, and Merger Sub, Merger Sub, a wholly-owned subsidiary of Omnicare, will merge with and into Company. The


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COROMED, Inc.
March ___, 1997
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shareholders of Company will receive shares of Omnicare Common Stock (the number of shares to be determined by a formula contained in the Merger Agreement) in exchange for all of their shares of Company Common Stock in the Merger.

                                    OPINIONS

Based upon the foregoing assumptions and Certifications, and on the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of today's date, it is our opinion that for federal income tax purposes the Merger should qualify as a reorganization within the meaning of
Section 368(a) of the Code and accordingly:

  1. Company, Omnicare, and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

  2. No gain or loss will be recognized by Company shareholders whose shares of Company Common Stock are exchanged solely for Omnicare Common Stock pursuant to the Merger except with respect to cash received by such Company shareholders in lieu of a fractional share interest in Omnicare Common Stock.


                                     * * *


Our opinions set forth herein are based upon existing law, regulations, administrative pronouncements and judicial decisions, all as in effect as of today's date. All such authorities are subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change on our opinions. If any of the facts, assumptions or Certifications on which our opinions are based is incorrect, please advise us so that we may consider the effect, if any, on our opinions.

The opinions set forth herein have no binding effect on the United States Internal Revenue Service or the courts. No assurance can be given that, if the matter were contested, a court would agree with the opinions set forth above.

We hereby consent to the use of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters." In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


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